EXHIBIT 99.1

Contact:	Adam Mazur/Michelle Manoff	Peter Gunnerman
	Rubenstein PR	SulphCo, Inc.
	212-843-8073/8051	775-829-1310
	amazur@rubensteinpr.com	pgunnerman@sulphco.com
mmanoff@rubensteinpr.com

FOR IMMEDIATE RELEASE

SULPHCO, INC. ANNOUNCES PROGRESS ON 210,000 BARREL PER DAY
SONOCRACKING™ PROJECT IN FUJAIRAH

SPARKS, Nev., May 11 /PRNewswire-FirstCall/ -- SulphCo, Inc. (AMEX: SUF) announced today that Fujairah Oil Technology, LLC, Sulphco’s joint venture with the Government of Fujairah, is continuing to make progress in the planning and execution of its project to implement SulphCo, Inc's patented Sonocracking™ technology in the joint venture’s facility in Fujairah, United Arab Emirates. The facility, expected to have an initial processing capacity of 210,000 barrels per day, will utilize SulphCo’s patented and proprietary technology to upgrade sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

A series of meetings were held by senior management during the week of May 1, both in Fujairah and in Germany, to evaluate critical aspects of the Fujairah project, including site preparation and manufacturing of Sonocracking equipment. Meetings included a meeting of the Fujairah Oil Technology (FOT) Board of Directors and a meeting with NTG, the German manufacturing company responsible for building the Soncracking equipment. Following discussions with the FOT Board of Directors, NTG and other members of the Fujairah project team, SulphCo’s management believes that significant progress has been made towards the first commercial rollout of its Sonocracking™ technology and expects that key project milestones established in December of 2005 will be achieved within close proximity to previously announced timetables.

SulphCo’s current timetable calls for initial Sonocracking units to be shipped from Germany this month and delivered in Fujairah in the first half of June 2006. Construction activities for the building and infrastructure which will house the Sonocracking units are underway, and these facilities are expected to be completed in time for delivery of the initial Sonocracking units. SulphCo has targeted the beginning of August 2006 as the start date of the 210,000 barrel/day capacity facility, following completion of testing of the Sonocracker™ units and installation of all required supporting infrastructure. Planning is also underway to install an additional 200,000 to 300,000 barrels of processing capacity in Fujairah by the first quarter of 2007 following successful implementation of the initial 210,000 barrel per day operation, with an additional 200,000 to 300,000 of processing capacity by the end of 2007.

“We are extremely fortunate to have the full support of the Government of Fujairah in this venture. We are also extremely fortunate to have assembled a world class team of dedicated professionals over the past few months, including NTG and Mustang International, L.P., to assist SulphCo in achieving the commercial rollout and operation of our Sonocracking technology in Fujairah,” said Dr. Rudolf W. Gunnerman, Chairman and CEO of SulphCo, “and we look forward to further internal and external additions to our team as our commercial rollout progresses.”

About SulphCo, Inc.

SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company's technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

*Photographs of the project available upon request